UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):    September 10, 1997

Commission         Registrant, State of Incorporation,        I.R.S. Employer
File Number        Address and Telephone Number               Identification No.


1-1443             Central and South West Corporation         51-0007707
                   (A Delaware Corporation)
                   1616 Woodall Rodgers Freeway
                   Dallas, TX 75202-1234
                   (214) 777-1000

0-346              Central Power and Light Company            74-0550600
                   (A Texas Corporation)
                   539 North Carancahua Street
                   Corpus Christi, TX 78401-2802
                   (512) 881-5300

GLOSSARY OF TERMS
The following abbreviations or acronyms used in this text are defined below:

Abbreviation or Acronym                 Definition

CPL.....................................Central Power and Light Company,
                                        Corpus Christi, Texas
CPL 1997 Final Order....................Final rate order received on
                                        September 10, 1997 from the Texas
                                        Commission
CPL 1997 Original Rate Order............Rate order issued on March 31, 1997 by the Texas Commission
CSW.....................................Central and South West Corporation,
                                        Dallas, Texas
CSWS....................................Central and South West Services, Dallas,
                                        Texas and Tulsa, Oklahoma
ECOM....................................Excess cost over market
IRS.....................................Internal Revenue Service
SFAS No. 71.............................Statement of Financial Accounting
                                        Standards No. 71 - Accounting for the
                                        Effects of Certain Types of Regulation
STP.....................................South Texas Project nuclear electric generating station, jointly owned by
                                        CPL, Houston Lighting & Power Company,
                                        City of Austin, and City of San Antonio
Texas Commission........................Public Utility Commission of Texas








FORWARD LOOKING INFORMATION

This report and other presentations made by CSW and its subsidiaries contain forward looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Although CSW and each of its subsidiaries believe that, in making any such statements, its expectations are based on reasonable assumptions, any such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. Important factors that could cause actual results to differ materially from those in the forward looking statements include, but are not limited to: the impact of general economic changes in the U.S. and in countries in which CSW either currently has made or in the future may make investments; the impact of deregulation on the U.S. electric utility business; increased competition and electric utility industry restructuring in the U.S.; federal and state regulatory developments and changes in law which may have a substantial adverse impact on the value of CSW System assets; timing and adequacy of rate relief; adverse changes in electric load and customer growth; climatic changes or unexpected changes in weather patterns; changing fuel prices, generating plant and distribution facility performance; decommissioning costs associated with nuclear generating facilities; uncertainties in foreign operations and foreign laws affecting CSW's investments in those countries; the effects of retail competition in the natural gas and electricity distribution and supply businesses in the United Kingdom; and the timing and success of efforts to develop domestic and international power projects. In the non-utility area, the aforementioned factors would also apply, and, in addition, would include: the ability to compete effectively in new areas, including telecommunications, power marketing and brokering, and other energy related services, as well as evolving federal and state regulatory legislation and policies that may adversely affect those industries generally or the CSW System's business in areas in which it operates.

ITEM 5.  OTHER EVENTS


CENTRAL POWER AND LIGHT COMPANY RATE REVIEW - DOCKET NO. 14965


Background
As previously reported, in November 1995, CPL, a wholly owned subsidiary of CSW, filed with the Texas Commission a request to increase its retail base rates by $71 million, and in May 1996, CPL placed a $70 million base rate increase into effect under bond, subject to refund based on the receipt of a final order of the Texas Commission. On March 31, 1997, the Texas Commission issued the CPL 1997 Original Rate Order in CPL's Rate Review, Docket No. 14965. Thereafter, CPL filed a motion for rehearing which requested the reconsideration of numerous provisions of the order. Motions for rehearing were also filed by other parties to the rate proceeding. In response to the motions for rehearing, in June 1997, the Texas Commission made several modifications to the CPL 1997 Original Rate Order and also agreed to rehear on remand several other issues. As described in Implementation of New Rates, CPL restored its rates in July 1997, with two exceptions, to levels existing prior to the May 1996 implementation of bonded rates. On August 21, 1997, after reconsidering the issues on remand, the Texas Commission voted to issue a revised final order which was received by CPL on September 10, 1997.

For additional background information regarding the CPL rate review, reference is made to CSW's and CPL's Combined Form 10-K for the year ended December 31, 1996 and their Combined Forms 10-Q for the quarters ended March 31, 1997 and June 30, 1997.


CPL 1997 Final Order
The 1997 CPL Final Order includes many of the provisions of the CPL 1997 Original Rate Order, but it also includes certain revisions. A summary of the significant provisions of the CPL 1997 Final Order follows.

The CPL 1997 Final Order lowers the annual retail base rates of CPL by approximately $19 million, or 2.5%, from CPL's existing rate level prior to May 1996. The Texas Commission also included a "Glide Path" rate methodology in the CPL 1997 Final Order whereby CPL's annual rates will be reduced by an additional $13 million in mid-1998 and another $13 million in mid-1999.

In the CPL 1997 Final Order, the Texas Commission categorized $800 million of CPL's investment in STP as ECOM. The CPL 1997 Final Order states that CPL's allowed return on equity for its non-ECOM invested capital is 10.9%, and its allowed return on equity for the ECOM portion of CPL's investment in STP is 7.96%. Previously, the allowed return on equity for all of CPL's invested capital was 12.25%. At the same time, the recovery period of the portion of STP designated as ECOM is accelerated to twenty years from the remaining thirty-two year life of STP.

Also included in the CPL 1997 Final Order is the recovery of approximately $8 million of nuclear decommissioning expenses related to STP, a $4 million increase from CPL's  previous  rates.  The  disallowance  of  approximately  $18 million of affiliate transactions from CSWS, another CSW wholly owned subsidiary, is included in the CPL 1997 Final Order as well. As previously reported, two settlement agreements relating to potential tax normalization violations were upheld in the CPL 1997 Final Order. The CPL 1997 Final Order requires that CPL request a private letter ruling from the IRS regarding another potential tax normalization violation. If the IRS determines that the issue is not a tax normalization violation, CPL's rates would be reduced by an additional $1.3 million annually, and the collected revenues associated with that rate reduction would be refunded to the appropriate customers.

CPL will likely appeal the CPL 1997 Final Order to challenge the resolution of several issues from the rehearing process. The primary issues include: (i) the classification of $800 million of invested capital in STP as ECOM which was also assigned a lower return on equity than non-ECOM property, (ii) the Texas Commission's use of the "Glide Path" rate reduction methodology to be applied to rates in mid-1998 and mid-1999, and (iii) the $18 million of disallowed affiliate transactions from CSWS. Management is unable to predict how the final resolution of these issues will affect CSW's and CPL's results of operations and financial condition.


Estimated Financial Impact
The following table contains details of management's most recent estimate of the financial impact of the CPL 1997 Final Order as compared to CPL's pre-bonded rate levels.

                                               1997        1998        1999
                                            ----------- ----------- ------------
                                                        (millions)

Decrease in revenue                           $(20.9)     $(28.7)     $(41.9)
                                            ----------- ----------- ------------

Items included in Decrease in revenue with an
  offsetting effect on expense:
      Accelerated recovery of STP (ECOM)       (40.0)      (40.0)      (40.0)
      Change in depreciation/amortization       25.4        25.4        25.4
      Decommissioning                           (4.3)       (4.3)       (4.3)
      Other                                     (4.7)       (2.6)       (2.6)
                                            ----------- ----------- ------------
                                               (23.6)      (21.5)      (21.5)

                                            ----------- ----------- ------------
Change in current year income before tax       (44.5)      (50.2)      (63.4)
Federal income taxes                            14.7        16.8        21.2
                                            ----------- ----------- ------------
Current year impact on net income              (29.8)      (33.4)      (42.2)

1996 effect                                    (17.7)       --          --
                                            ----------- ----------- ------------
Estimated impact on net income                $(47.5)     $(33.4)     $(42.2)
                                            ----------- ----------- ------------


Portions  of  the  foregoing   discussion  of  the  Estimated  Financial  Impact
constitute forward looking information. Actual results may differ materially from such projected information.


Implementation of New Rates
As previously stated, CPL implemented bonded rates subject to refund in May 1996. On July 17, 1997, CPL restored its rates, with two exceptions, to levels existing prior to the implementation of the bonded rates. The two exceptions are for industrial interruptible rates and customer service charges for which the Texas Commission approved the increases requested by CPL. Based upon the CPL 1997 Final Order, CPL's refund obligation through August 1997, including interest, is approximately $105 million. The payment of the refund will be coordinated with the recovery of a portion of the rate case expenses which resulted from the settlement agreements in CPL's earlier rate case expense proceeding and also the fuel surcharge related to the outcome of CPL's fuel proceeding completed in the first quarter of 1997. CPL will file a plan of refund with the Texas Commission to establish the exact terms of the refund.


Accounting Policies
CPL currently accounts for the economic effects of regulation in accordance with SFAS No. 71. Pursuant to the provisions of SFAS No. 71, CPL had recorded approximately $1.2 billion of regulatory related assets at December 31, 1996. The application of SFAS No. 71 is conditioned upon CPL's rates being set based on the cost of providing service. In the event management concludes that as a result of changes in regulation, legislation, the competitive environment, or other factors, including the CPL 1997 Final Order, CPL no longer meets the criteria for following SFAS No. 71, a write-off of regulatory assets would be required. In addition, CPL would be required to determine any impairment to carrying costs of plant investments. If CPL no longer met the criteria for following SFAS No. 71 and a write-off of regulatory assets was required, CPL and CSW could experience, depending on the timing and amount of any write-off, a material adverse effect on their results of operations and financial condition.

Portions of the foregoing discussion of Accounting Policies constitute forward looking information. Actual results may differ materially from such projected information.

SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                       CENTRAL AND SOUTH WEST CORPORATION

Date:  September 24, 1997

                                            By:   /s/  Lawrence B. Connors
                                                       Lawrence B. Connors
                                                       Controller


                        CENTRAL POWER AND LIGHT COMPANY

Date:  September 24, 1997

                                            By:   /s/  R. Russell Davis
                                                       R. Russell Davis
                                                       Controller